Filed Pursuant to Rule 433
Registration Statement Nos. 333-103545-05 & 333-190926

Subject to Completion and Modification

NAVIENT FUNDING, LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE BASE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS NAVIENT FUNDING, LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT NAVIENT FUNDING, LLC AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV.  ALTERNATIVELY, NAVIENT FUNDING, LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE BASE PROSPECTUS IF YOU REQUEST IT BY CALLING 1-800-321-7179.

Free-Writing Prospectus

relating to the remarketing of

(up to)

$180,000,000

CLASS A-5 NOTES

SLM Student Loan Trust 2005-7
Issuing Entity

Navient Funding, LLC
Depositor

Navient Solutions, Inc.
Sponsor, Servicer and Administrator

Student Loan-Backed Notes

The remarketing agents are remarketing, on behalf of SLM Student Loan Trust 2005-7, the class A-5 notes (the “class A-5 notes”).  The class A-5 notes were originally issued by the trust on August 11, 2005.  If successfully remarketed on July 25, 2014, the class A-5 notes will have the following terms:

Class	Outstanding Principal Amount	Interest Rate	Price	Next Reset Date	Legal Maturity Date
Class A-5 Notes	$180,000,000	3-month LIBOR plus %	100%	October 27, 2014	January 25, 2040

The class A-5 notes have not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory authority, nor have any of the foregoing authorities passed upon or endorsed the merits of this remarketing or the accuracy or adequacy of this free-writing prospectus.  Any representation to the contrary is a criminal offense.

We are not offering the notes in any state or other jurisdiction where the offer is prohibited.

This document constitutes a “free-writing prospectus” within the meaning of Rule 405 under the Securities Act of 1933, as amended.

The notes are asset-backed securities issued by and are obligations of the issuing entity, which is a trust.  They are not obligations of or interests in Navient Corporation, the sponsor, administrator, servicer, depositor, any remarketing agent or any of their affiliates.

The notes are not guaranteed or insured by the United States or any governmental agency.
______________ Remarketing Agents
BofA Merrill Lynch	Deutsche Bank Securities
_____________ July 15, 2014

The Information in this Free-Writing Prospectus

The information contained herein refers to and supplements certain of the information contained in the Remarketing Prospectus Supplement, dated July 15, 2014 (the “preliminary remarketing prospectus supplement”).  Capitalized terms not defined herein shall have the meanings ascribed to such terms in the preliminary remarketing prospectus supplement.

Ratings of the Notes

It is a condition to the remarketing of the class A-5 notes that they be rated at least “AAAsf” by Fitch, Inc., also known as Fitch Ratings (“Fitch”),  “Aaa (sf)” by Moody’s Investors Service, Inc. (“Moody’s”) and “AA+ (sf)” by Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P”). A rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency.

A rating addresses only the likelihood of the timely payment of stated interest and the payment of principal at final maturity, and does not address the timing or likelihood of principal distributions prior to final maturity.

SLM Student Loan Trust 2005-7
Issuing Entity

$180,000,000 Floating Rate Class A-5 Student Loan-Backed Notes

Navient Funding, LLC
Depositor

Navient Solutions, Inc.
Sponsor, Servicer and Administrator
_____________

BofA Merrill Lynch
Deutsche Bank Securities
Remarketing Agents
_____________

July 15, 2014